EXHIBIT 1

JOINT FILING AGREEMENT

This will confirm the agreement by and among the undersigned that the Schedule 13D filed on or about this date and any amendments thereto with respect to beneficial ownership by the undersigned of shares of Class A Common Stock, $.01 par value per shares, of The Estée Lauder Companies Inc. is being filed on behalf of each of the undersigned in accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934. This agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated: November 25, 2008

LAL 2008 MARITAL TRUST

By:	/s/ George W. Schiele
	Name:	George W. Schiele
	Title:	Trustee

By:	/s/ Joel S. Ehrenkranz
	Name:	Joel S. Ehrenkranz
	Title:	Trustee

/s/ George W. Schiele
George W. Schiele